Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of LHC Group, Inc. for the registration of $50,000,000 of common and preferred stock and 4,000,000 shares of its common stock and to the incorporation by reference therein of our report dated March 24, 2006, with respect to the consolidated financial statements of LHC Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
New Orleans, Louisiana
June 14, 2006